Exhibit 99.1

FOR IMMEDIATE RELEASE
February 2, 2015

Contact:	Jill McMillan, V.P. of Communications & Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM SIGNS DEFINITIVE AGREEMENT

TO ACQUIRE CORONADO MIDSTREAM

DALLAS, February 2, 2015 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE:ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE:ENLC) (the General Partner) (together “EnLink”), today announced that the Partnership signed a definitive agreement to acquire Coronado Midstream Holdings LLC (“Coronado”), which owns natural gas gathering and processing facilities in the Permian Basin, for approximately $600 million, subject to certain adjustments.

Coronado operates three cryogenic gas processing plants and a gas gathering system in the North Midland Basin including approximately 270 miles of gathering pipelines, 175 million cubic feet per day (MMcf/d) of processing capacity and 35,000 horsepower of compression.  Construction of an additional 100 MMcf/d of processing capacity and gathering system expansions of the Coronado system are currently underway.  Coronado’s key assets have been constructed within the past five years and the system has current inlet volumes of approximately 100 MMcf/d.  EnLink plans to connect the Coronado system with its Bearkat system to create a multi-county rich gas gathering and processing system to create optimization opportunities for its customers and its product marketing services.

The owners of Coronado will receive $240 million in cash, $180 million of Partnership common units and $180 million of a new class of Partnership common units, subject to certain adjustments.  The Partnership will be able to pay distributions on the new class of Partnership common units in cash or in additional common units of such new class, at the Partnership’s election.  The new class of Partnership common units will be entitled to receive distributions equal to those paid on the Partnership common units currently outstanding.  After five quarters of distributions have been paid following the closing of the transaction, or earlier at the Partnership’s election, the new class of common units will convert into the same class of common units that are currently outstanding.

The Coronado system is underpinned by long-term contracts, which include the dedication of production from over 190,000 acres.  Coronado’s key producer customers include Reliance Energy, Inc. (Reliance), Diamondback Energy, Inc. (Diamondback), and RSP Permian, Inc. (RSP Permian). Reliance is currently the largest owner of Coronado, with affiliates of both Diamondback and RSP Permian owning the remainder of Coronado.

“This transaction builds on EnLink’s growing midstream platform in West Texas,” said Barry E. Davis, EnLink President and Chief Executive Officer.  “The Coronado assets are located in the core of the North Midland Basin and are supported by the region’s most focused and active producers. By combining Coronado with our recent LPC acquisition and our existing footprint, we have the opportunity to create tremendous value for our producer customers by linking our gas gathering, processing and crude oil logistics operations to provide a full-service midstream solution.”

“In just over four months, we have announced approximately $1 billion of acquisitions, which is consistent with our growth strategy to expand our platform in key producing areas,” Davis said.  “EnLink is a strong vehicle for sustainable growth, due in large part to our current financial position, which allows us to effectively expand in times like these.”

Economics in the North Midland Basin are among the most favorable of all oil-producing regions in the United States.  The region has seen a rapid transition to horizontal drilling, with producers targeting the Lower Spraberry, Wolfcamp B, and Wolfcamp D zones among other prospective intervals.  Recent well results from Coronado’s producer customers, as well as other producers, indicate outstanding resource potential in the area.

“We have assembled a strong acreage position in the North Midland Basin that will continue to serve as a key driver of production growth for many years,” said Travis D. Stice, Chief Executive Officer of Diamondback and Viper Energy Partners.  “We are excited about the development potential for multiple horizontal targets within the area that has and will continue to serve the Coronado system in the future.  We have been involved with Coronado since its formation and grown together as business partners.  We look forward to working together with its new owners to support each other’s growth aspirations.”

“Reliance has been focused on expanding and de-risking its acreage around the Coronado system since 2007,” said Gary D. McKinney, President of Reliance.  “We believe we are located in some of the best areas of the Midland basin and we’re excited about our recent horizontal well results in the region.”

“RSP Permian has built a premier acreage position in the Northern Midland Basin that will continue to serve as a cornerstone to our strong production growth and attractive rates of return,” said Steve Gray, Chief Executive Officer of RSP Permian.  “We have relied on Coronado throughout our development and look forward to working with its new owners in the future.”

EnLink expects the acquisition of Coronado to be neutral to distributable cash flow per unit at both the Partnership and the General Partner in the near-term given the current market environment and taking into consideration the producers’ current drilling plans.  Over the next few years, EnLink expects increased activity around Coronado’s system will generate significant accretion in distributable cash flow per unit.  EnLink expects its total investment will be approximately seven to eight times Coronado’s adjusted EBITDA with the timing dependent on the recovery of commodity prices and an increase in producer activity, taking into consideration expected additional capital investments of $400 million to $600 million.  This does not include synergies with EnLink’s existing Permian assets and the potential for expansion of the combined systems by securing new customers or additional dedicated acreage.

About the EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 8,800 miles of gathering and transportation pipelines, 13 processing plants with 3.4 billion cubic feet per day of net processing capacity, seven fractionators with 252,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.enlink.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements about future financial and operating results, objectives, expectations and intentions that are not historical facts. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the General Partner, which may cause the Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, the failure to consummate the transaction, the risk that the assets to be acquired will not be successfully integrated or that such integration will take longer than expected, the risk that the assets to be acquired will not perform as expected, the failure of the assets to be acquired to generate follow-on investment opportunities, the failure to achieve expected synergies, regulatory, economic and market conditions and other risks discussed in the Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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